                                                                       EXHIBIT 2

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), entered into this 31st day of August 1994, to be effective as of July 31, 1994, among KNOWLEDGEWARE, INC., a Georgia corporation (the "Corporation"), STERLING SOFTWARE, INC., a Delaware corporation ("Buyer"), and SSI CORPORATION, a Georgia corporation and a wholly-owned subsidiary of Buyer ("Merger Sub").

                                    RECITALS

     A. The Boards of Directors of the Corporation and Buyer each have determined that a business combination between Buyer and the Corporation is in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic objectives, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. The Corporation, Buyer and Merger Sub on July 31, 1994 entered into an Agreement and Plan of Merger (the "Original Agreement"), and now desire to amend and restate the Original Agreement in its entirety as set forth herein.

     C. To induce Buyer to enter into the Original Agreement, simultaneously with the execution and delivery of the Original Agreement, the Corporation and Buyer entered into a Stock Option Agreement, and the Corporation and Buyer have entered into an Amended and Restated Stock Option Agreement dated as of the date hereof (as so amended and restated, the "Stock Option Agreement"), pursuant to which the Corporation has granted to Buyer an option to acquire shares of common stock of the Corporation upon the occurrence of certain events and in accordance with certain terms and conditions set forth in the Stock Option Agreement.

     D. To further induce Buyer to enter into the Original Agreement, certain holders of common stock of the Corporation have entered into Stockholder Agreements, dated as of July 31, 1994, and such stockholders have entered into Amended and Restated Stockholder Agreement (as so amended and restated, the "Stockholder Agreements"), with Buyer pursuant to which such stockholders have agreed to vote their Shares (as hereinafter defined) in favor of the Merger (as hereinafter defined).

     E. The Board of Directors of the Corporation has approved the acquisition of shares of the Corporation pursuant to the Stock Option Agreement and the transactions contemplated by the Stockholder Agreements in accordance with the provisions of Sections 14-2-1111(1) and 14-2-1132(a)(1) of the Georgia Business Corporation Code (the "GBCC").

     F. The Corporation, Buyer and Merger Sub desire to make certain representations, warranties and agreements in connection with the Merger.

     G. The merger provided for herein may be qualified for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), in Buyer's sole discretion and if such qualification is available.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

     1.    The Merger.

          1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Corporation in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Corporation shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Georgia, and the separate corporate existence of the Corporation with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth in Articles 2 and 3. The Merger shall have the effects specified in the GBCC.

          1.2. The Closing. The closing of the Merger (the "Closing") shall take place (i) at the executive offices of Buyer, in the State of Texas, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (ii) at such other time and place and/or on such other date as the Corporation and Buyer may agree. The date on which the Closing occurs is hereafter referred to as the "Closing Date."

          1.3. Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 14-2-1105(b) of the GBCC to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger in accordance with the GBCC or at such later time which the parties hereto have theretofore agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                 ARTICLE 2

     2.    Articles of Incorporation and Bylaws of the Surviving Corporation.

          2.1. Articles of Incorporation. Effective at the Effective Time and subject to the provisions of Section 7.17, the Articles of Incorporation of the Corporation shall be the Articles of Incorporation of the Surviving Corporation, as amended as set forth in Exhibit 2.1.

          2.2. Bylaws. Subject to the provisions of Section 7.17, the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms and the GBCC.


                                   ARTICLE 3

     3.    Directors and Officers of the Surviving Corporation.

          3.1. Directors. The persons who are directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be and become directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          3.2. Officers. The officers of the Corporation shall continue as officers of the Surviving Corporation until their resignation or removal.


                                   ARTICLE 4

     4.    Conversion of Shares in the Merger.

          4.1. Conversion of Shares. The manner of converting shares of the Corporation and Merger Sub in the Merger shall be as follows:

          (i) Subject to the provisions of Section 4.4, at the Effective Time, each share of the Common Stock, without par value (the "Shares"), of the Corporation issued and outstanding immediately prior to the Effective Time (other than Shares owned by Buyer, Merger Sub or any other subsidiary of Buyer (the "Buyer Group")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .1653 share of Common Stock, par value $.10 per share (the "Buyer Common Stock") of Buyer (the "Exchange Ratio").

          (ii) As a result of the Merger and without any action on the part of the holder thereof, all Shares (other than Shares owned by the Buyer Group) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Buyer Common Stock and cash for fractional interests of the Buyer Common Stock in accordance with Section 4.1(i) upon the surrender of such Certificate.

          (iii) The warrants (the "Warrants") issued pursuant to that certain Warrant Agreement (the "Warrant Agreement") dated as of June 9, 1994 between the Corporation and Trust Company Bank and outstanding at the Effective Time shall, by virtue of the Merger, and without any further action on the part of the Corporation or the holder of any Warrant, be assumed by Buyer. The Warrants assumed by Buyer shall be exercisable upon the same terms and conditions existing at the date hereof except that (a) the Warrants shall be exercisable for that whole number of shares of Buyer Common Stock (to the nearer whole share) into which the number of Shares subject to the Warrants immediately prior to the Effective Time would be converted, and (b) the exercise price per share of Buyer Common Stock shall be an amount equal to the "Purchase Price" (as such term is used in the Warrant Agreement) per Share immediately prior to the Effective Time (i.e., the exercise price of $17.50 per Share as it may be adjusted pursuant to the terms of the Warrant Agreement) divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests.

          (iv) Each Share issued and outstanding at the Effective Time and owned by any of the Buyer Group, and each Share issued and held in the Corporation's treasury at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (v) At the Effective Time, each share of Common Stock, par value $.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as result of the Merger shall be converted and exchanged for one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (vi) At the Effective Time, all options (individually, a "Corporation Option" or collectively, the "Corporation Options") then outstanding under the Corporation's Incentive Stock Option Plan of 1984, Second Incentive Stock Option Plan of 1984, 1988 Stock Incentive Plan, 1989 Non-Employee Directors Stock Option Plan, 1989 Employee Stock Purchase Plan and 1993 Non-Employee Directors Stock Option Plan (collectively, the "Corporation Stock Option Plans") shall remain outstanding following the Effective Time and shall remain exercisable pursuant to the terms of such plans. At the Effective Time, such Corporation Options shall, by virtue of the Merger and without any further action on the part of the Corporation or the holder of any such Corporation Options, be assumed by Buyer in such manner that Buyer (a) is a corporation "assuming a stock option in a transaction to which Section

424(a) applied" within the meaning of Section 424 of the Code, or (b) to the extent that Section 424 of the Code does not apply to any such Corporation Option, would be such a corporation were Section 424 applicable to such option. Each Corporation Option assumed by Buyer shall be exercisable upon the same terms and conditions as under the applicable Corporation Stock Option Plan and the applicable option agreement issued thereunder, except that (a) each such Corporation Option shall be exercisable for that whole number of shares of Buyer Common Stock (to the nearer whole share) into which the number of Shares subject to such Option immediately prior to the Effective Time would be converted under this Section 4.1, and (b) the option exercise price per share of Buyer Common Stock shall be an amount equal to the option price per Share subject to such Corporation Option in effect prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent). The Corporation Disclosure Letter (as hereinafter defined) sets forth, as to each holder of a Corporation Option, the name of such holder, the number of Shares subject to such Corporation Option, the Corporation Stock Option Plan pursuant to which such Corporation Option was issued, the vesting schedule and the expiration date of such Corporation Option. No payment shall be made for fractional interests. From and after the date of this Agreement, no additional options shall be granted by the Corporation or its subsidiaries under the Corporation Stock Option Plans or otherwise.

          4.2.    Exchange of Certificates Representing Shares.

          (i) As of the Effective Time, Buyer shall make available, or shall cause to be made available, with an exchange agent selected by Buyer, which shall be Buyer's Transfer Agent or such other party reasonably satisfactory to the Corporation (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 4, certificates representing a sufficient number of shares of Buyer Common Stock necessary for the Exchange Agent to make payments pursuant to Section 4.1 hereof (such certificates for shares of Buyer Common Stock, together with the amount of any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Shares.

          (ii) Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record (other than any of the Buyer Group) of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, upon (and only upon) delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Buyer and the Exchange Agent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Buyer Common Stock. Promptly following the surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor a certificate representing that number of shares of Buyer Common Stock and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the amount payable upon surrender of Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Corporation, a certificate representing the proper number of shares of Buyer Common Stock may be issued to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent to evidence and effect such transfer of Shares and to evidence that any applicable stock transfer taxes have been paid.

          (iii) Notwithstanding any other provisions of this Agreement, no dividends on Buyer Common Stock shall be paid with respect to any Shares or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Buyer Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Buyer Common Stock, less the amount of any withholding taxes which may be required thereon.

          (iv) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Buyer Common Stock in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of the Corporation within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Buyer has received a written agreement from such person as provided in Section 7.13.

          (v) Notwithstanding Section 4.1 or any other provision of this Section 4.2, no fractional shares of Buyer Common Stock will be issued and any holder of Shares entitled hereunder to receive a fractional share of Buyer Common Stock but for this Section 4.2(v) will be entitled hereunder to receive no such fractional share of Buyer Common Stock but a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate fractional shares of Buyer Common Stock that such holders would be entitled to receive but for this Section 4.2(v). Any such sale shall be made by the Exchange Agent within ten business days after the date upon which the Certificate(s) that would otherwise result in the issuance of shares of Buyer Common Stock have been received by the Exchange Agent.

          (vi) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Buyer Common Stock) that is unclaimed by the former stockholders of the Corporation during the one year period after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Corporation who have not theretofore complied with this
Article 4 shall thereafter look to the Surviving Corporation only as general creditors for payment of their shares of Buyer Common Stock, and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock, deliverable in respect of each Share such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

          (vii) None of the Corporation, the Surviving Corporation, Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (viii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate shares of Buyer Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock as provided in Section 4.2(iii), deliverable in respect thereof pursuant to this Agreement.

          4.3. Adjustment of Exchange Ratio. In the event that between the date of this Agreement and the Effective Time, Buyer or the Corporation changes the number of shares of Buyer Common Stock or Shares issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

          4.4. Escrow. Of the aggregate shares of Buyer Common Stock issuable upon consummation of the Merger at the Effective Time, Buyer shall deposit in escrow a number of shares of Buyer Common Stock equal to 20% of the total number of shares of Buyer Common Stock to be issued in connection with the Merger (the "Escrowed Shares"), pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 4.4, to be entered into among the Corporation, Buyer and an escrow agent to be selected by Sterling, which may be the Exchange Agent (the "Escrow Agent"). The Escrowed Shares shall be issued in the name of the Escrow Agent and shall be released if and as permitted under the terms of the Escrow Agreement to the record holders of Shares as of the Effective Time pro rata based on the number of Shares held by such holders at the Effective Time; provided that such holders shall have complied with Section 4.2 in connection with the surrender of their Certificates. No fractional shares of Buyer Common Stock will be issued in connection with any distribution of Escrowed Shares and any person that would otherwise be entitled under the

Escrow Agreement to receive a fractional share will receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Escrow Agent, within ten business days following the date of the final disbursement of the Escrowed Shares, on behalf of all such persons of the aggregate fractional shares of Buyer Common Stock that such persons would otherwise be entitled to receive.


                                   ARTICLE 5

     5. Representations and Warranties of the Corporation. Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Buyer (the "Corporation Disclosure Letter"), the Corporation represents and warrants to Buyer as of the date of this Agreement as follows:


          5.1. Existence; Good Standing; Corporate Authority; Compliance With Law. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Corporation is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Corporation. As used in this Agreement, the term "material adverse effect" means, with respect to any entity, a material adverse effect on the financial condition, properties, business or results of operations of such entity and its subsidiaries taken as a whole, or on the ability of such entity to perform its obligations hereunder or to consummate the transactions contemplated hereby. The Corporation has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Corporation is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Corporation is a party or is subject, and the Corporation is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, where such default or violation would have a material adverse effect on the Corporation. The Corporation has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulation in connection with its business as now conducted where the failure to obtain any such item or to take any such action would have a material adverse effect on the Corporation. The copies of the Corporation's Articles of Incorporation and Bylaws previously delivered to Buyer are true and correct.

          5.2. Authorization, Validity and Effect of Agreements. The Corporation has the requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and all agreements and documents contemplated hereby, and the consummation by the Corporation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action (subject, in the case of this Agreement, only to the approval of the Merger by the holders of a majority of the outstanding Shares in accordance with the GBCC). This Agreement and the Stock Option Agreement constitute, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Corporation enforceable in accordance with their terms.

          5.3. Capitalization. The authorized capital stock of the Corporation consists of 100,000,000 Shares and 50,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of June 30, 1994, there were 14,562,381 Shares issued and outstanding. As of such date there were no shares of Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Corporation have been issued except pursuant to the Corporation Stock Option Plans and the Warrants. Other than Shares reserved for issuance pursuant to the Stock Option Agreement, the Corporation has no Shares or shares of Preferred Stock reserved for issuance, except that, as of the above-referenced date, 59,979 Shares were reserved for issuance pursuant to the Incentive Stock Option Plan of 1984 and the Second Incentive Stock Option Plan of 1984, 1,487,701 Shares were reserved for issuance pursuant to the 1988 Stock Incentive Plan, 6,000 Shares were reserved for issuance pursuant to the 1989 Non-Employee Directors Stock Option Plan, 392,778 Shares were reserved for issuance pursuant to the 1989 Employee Stock Purchase Plan, 50,000 Shares were reserved for issuance pursuant to the 1993 Directors Plan and 500,000 Shares were reserved for issuance pursuant to the Warrants. The Corporation has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Corporation on any matter ("Voting Debt"). All such issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above or in the Corporation Disclosure Letter, or as contemplated by this Agreement or the Stock Option Agreement, there are not at the date of this Agreement any existing options, warrants, calls, put rights, subscriptions, convertible securities, or other rights or other agreements or commitments which obligate the Corporation or any of its subsidiaries to issue, transfer, sell or purchase any shares of capital stock of the Corporation or any of its subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or shares of Preferred Stock or any other securities of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 5.12) or Corporation Stock Option Plan.

          5.4. Subsidiaries. The Corporation owns directly or indirectly each of the outstanding shares of capital stock of each of the Corporation's subsidiaries (individually, a "Corporation Subsidiary" and collectively, the "Corporation Subsidiaries"), except as set forth in the Corporation Reports (as defined in Section 5.7) filed prior to the date of this Agreement and the Corporation Disclosure Letter and except shares held by officers and directors of the Corporation and Corporation Subsidiaries or agents of the Corporation as nominees for the benefit of the Corporation or any Corporation Subsidiary. Each of the outstanding shares of capital stock of each of the Corporation Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (or, in the case of foreign Corporation Subsidiaries, is appropriately authorized, validly issued and, if applicable under local law, nonassessable), and except as set forth in the Corporation Disclosure Letter are owned, directly or indirectly, by the Corporation free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Corporation Subsidiary is set forth in the Corporation Disclosure Letter, as applicable: (i) its name and jurisdiction of incorporation; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the names of its directors, officers and/or managing director.

          5.5. Other Interests. Except as set forth in the Corporation Disclosure Letter, neither the Corporation nor any Corporation Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and teaming, corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

          5.6. Noncontravention. Except as set forth in the Corporation Disclosure Letter, neither the execution and delivery by the Corporation of this Agreement or the Stock Option Agreement, nor the consummation by the Corporation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Corporation; (ii) except as disclosed in the Corporation Reports (as hereinafter defined) or the Corporation Disclosure Letter, result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Corporation Stock Option Plans or any grant or award made under any of the Corporation Stock Option Plans, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Corporation under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which the Corporation or any of the Corporation Subsidiaries is a party ("Contracts") (other than Contracts with customers, software license agreements with third parties relating to the use of commercially available software and Contracts for the purchase or lease of tangible personal property entered into in the ordinary and usual course of business, but including without limitation, strategic alliance agreements, third party software development agreements and third party software license agreements relating to software incorporated into the Corporation's software products, and other than Contracts which require the consent of the other party or parties thereto to assign or transfer to Merger Sub or Buyer by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby which required consents are set forth in the Corporation Disclosure Letter and with respect to which the parties hereto shall use reasonable efforts to obtain prior to the Closing), or by which the Corporation or any of its properties is bound or affected except with respect to matters which are not material to the Corporation; or (iv) other than the filings provided for in
Article 1, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, applicable state securities and "Blue Sky" laws, and the rules and regulations promulgated by the National Association of Securities Dealers, Inc. and in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, domestic or foreign, of which the failure to obtain would have a material adverse effect on the Corporation.

          5.7 Reports; Financial Statements. The Corporation has delivered to Buyer each registration statement, report, proxy statement or information statement prepared by it since June 30, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended June 30, 1993, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1993, December 31, 1993 and March 31, 1994 and (iii) its Annual Report on Form 10-K for the year ended June 30, 1994, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Corporation Reports"). As of their respective dates, except as set forth in the Corporation Disclosure Letter, the Corporation Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Corporation Disclosure Letter, each of the consolidated balance sheets included in or incorporated by reference into the Corporation Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Corporation and the Corporation Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and of cash flows included in or incorporated by reference into the Corporation Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Corporation and the Corporation Subsidiaries for the periods set forth therein (subject, in the case of unaudited balance sheets and statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Corporation and the Corporation Subsidiaries at June 30, 1993 or at June 30, 1994, including all notes thereto, neither the Corporation nor any of the Corporation Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Corporation or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date. Except as set forth in the Corporation Disclosure Letter, other than the Corporation Reports and any reports filed subsequent to the date hereof, the Corporation has not filed any other definitive reports or statements with the SEC since June 30, 1994.

          5.8. Litigation. Except as disclosed in the Corporation Disclosure Letter, there are no actions, suits or proceedings pending against the Corporation or the Corporation Subsidiaries or, to the actual knowledge of the executive officers of the Corporation, threatened against the Corporation or the Corporation Subsidiaries, at law or in equity, or before or by any federal, state, commission, board, bureau, agency or instrumentality that are reasonably likely to have a material adverse effect on the Corporation.

          5.9. Absence of Certain Changes. Except as disclosed in the Corporation Reports filed with the SEC on or prior to the date hereof, the Corporation Disclosure Letter and except for changes arising from the public announcement of the transactions contemplated by this Agreement, since June 30, 1993, the Corporation has conducted its business only in the ordinary course of such business and there has not been (i) any change in the Corporation or any development or combination of developments of which any of its executive officers has actual knowledge which has resulted or is reasonably likely to result in a material adverse effect on the Corporation; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

          5.10. Taxes and Tax Returns. The Corporation and each Corporation Subsidiary (i) has timely filed all material federal, state and foreign income, franchise, property, sales, use, payroll and other tax returns and reports required to be filed by it for its tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such filed returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns, (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) the "open" years for federal income tax returns are set forth in the Corporation Disclosure Letter.

          5.11. Proprietary Rights. The Corporation and the Corporation Subsidiaries own or have the right to use pursuant to lease or license computer software programs, which, in the aggregate, are sufficient and adequate to operate the business of the Corporation and the Corporation's Subsidiaries. The Corporation Disclosure Letter sets forth all current versions or releases of the computer software programs ("software") owned or marketed by the Corporation or the Corporation Subsidiaries (other than commercially available software products which are not material to the Corporation). Except as set forth in the Corporation Disclosure Letter, the Corporation or one of the Corporation Subsidiaries has good and marketable rights, title and interest in and to all versions or releases of that software, free and clear of any liens, charges, restrictions or encumbrances or rights of any third party. Neither the existence nor use in the business of the Corporation or any Corporation Subsidiary of any version or release of any software program set forth in the Corporation Disclosure Letter infringes on any patent, trademark or copyright, violates any trade secret, know how, process or proprietary information of any third party or entitles any third party to any interest in or right to compensation from the Corporation or any Corporation Subsidiary by reason of the use, exploitation or sale of any such software programs. Except with respect to programs licensed to the Corporation or one of the Corporation Subsidiaries and set forth in the Corporation Disclosure Letter, the Corporation or one of the Corporation Subsidiaries is in actual possession of the source code of each software program set forth in the Corporation Disclosure Letter and the Corporation or one of the Corporation Subsidiaries is in possession of all other documentation necessary for the effective use of each such software. The Corporation Disclosure Letter lists, by program, all third parties which have been provided with the source code to any of the software listed in the Corporation Disclosure Letter and any parties who would be entitled to receive such source code as a result of transactions contemplated by this Agreement. There are no defects in any of the software offered by the Corporation or any of the Corporation Subsidiaries in connection with its business which would, in any material and adverse respect, affect the functioning of any such software in accordance with the specifications therefor published by the Corporation or any of the Corporation Subsidiaries or provided to its customers or prospective customers, and each piece of such software, together with all know how and process used in connection therewith, functions as intended, is in machine readable form, conforms to all applicable standards, contains all current revisions of such software and includes all computer programs, materials, tapes, know how, object and source codes and procedures used by it in the conduct of its business. Except for rights of customers under Contracts or as disclosed in the Corporation Disclosure Letter, no other person has (i) any interest of any kind or nature in or with respect to any software program or portion thereof set forth in the Corporation Disclosure Letter, or (ii) any rights to use, market or exploit any such software program or portion thereof. The Corporation has registered the trademarks, service marks and copyrights identified in the Corporation Disclosure Letter, such trademarks, service marks and copyrights do not infringe upon the rights of any third parties, nor have any claims been asserted with respect thereto, which infringement would have a material adverse effect on the Corporation. To the actual knowledge of the executive officers of the Corporation, there exist no material defaults under contracts with Rottger & Osterberg Software - Technik GmbH, Burl Software Laboratories, Inc., Object Design, Inc., Integrated Microcomputer Systems, Inc., and International Business Machines Corporation ("IBM"); provided, however, this sentence shall not apply to the following contracts: (i) Stockholders Agreement dated as of August 18, 1989, by and among IBM, Francis A. Tarkenton, James Martin, Arthur Young United States and the Corporation, (ii) Common Stock Purchase Agreement by and between the Corporation and IBM, and (iii) Revolving Loan and Security Agreement by and between IBM Credit Corporation and the Corporation.

          5.12. Employee Benefit Plans. All material employee benefit plans covering employees of the Corporation and the Corporation Subsidiaries, other than the Corporation Stock Option Plans, are listed in the Corporation Reports (the "Benefit Plans") and the Corporation Disclosure Letter. To the extent applicable, the Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified. No Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither a Benefit Plan nor the Corporation has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of the Corporation, there are no pending or anticipated material claims against or otherwise involving any of the Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought against or with respect to any such Benefit Plan. All material contributions required to be made as of the date hereof to the Benefit Plans have been made or provided for. All payments to employees pursuant to and vesting of benefits under employment, severance or termination agreements and pursuant to severance policies of the Corporation are set forth in the Corporation Disclosure Letter.

          5.13. Labor Matters. The Corporation is not a party to or bound by any collective bargaining agreement. There is no unfair labor practice or labor arbitration proceedings pending or, to the actual knowledge of the executive officers of the Corporation and except as provided in the Corporation Disclosure Letter, threatened relating to its business. To the actual knowledge of the executive officers of the Corporation, there are not any organizational efforts presently being made or threatened involving employees of the Corporation.

          5.14 No Brokers. Except as set forth in the Corporation Disclosure Letter, the Corporation has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay, and the Corporation is not aware of any claim for payment of, any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          5.15 Takeover Statutes. The provisions of Parts 2 and 3 of Article 11 of the GBCC as they relate to the Corporation, the provisions of Article 8 of the Restated Articles of Incorporation of the Corporation and the provisions of Articles 13, 14 and 15 of the Bylaws of the Corporation do not and will not apply to this Agreement, the Stock Option Agreement, the Stockholder Agreements or the transactions contemplated hereby and thereby because the Corporation's Board of Directors has approved the execution and delivery of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby in accordance with those provisions of the GBCC, the Restated Articles of Incorporation of the Corporation and the Bylaws of the Corporation.

          5.16 Related Parties. Except as disclosed in the Corporation Disclosure Letter or the Corporation Reports, to the actual knowledge of the executive officers of the Corporation, none of the executive officers or directors of the Corporation or the Corporation Subsidiaries, or any beneficial owner of two percent (2%) or more of the outstanding Shares, or any entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing:

          (i) owns, directly or indirectly, any interest in (except for stock holdings not in excess of two percent (2%) held solely for investment purposes in securities which are listed on a national securities exchange or which are regularly traded in the over-the-counter market), or is an owner, sole proprietor, stockholder, partner, director, officer, employee, provider, consultant or agent of any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Corporation or any of the Corporation Subsidiaries, except where the value to such person of any such arrangement with the Corporation and the Corporation Subsidiaries has been less than $60,000 in the last 12 months;

          (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, tangible property or intangible property with a fair market value of $60,000 or more which the Corporation or any of the Corporation Subsidiaries currently use in their respective businesses;

          (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Corporation or any of the Corporation Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Compensation Plans and similar matters; or

          (iv) has sold to, or purchased from, the Corporation or any of the Corporation Subsidiaries any assets or property for consideration in excess of $60,000 in the aggregate since June 30, 1993.

          As used in this Section 5.16, a person's immediate family shall mean such person's spouse, parents, grandparents, uncles, aunts, first cousins, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.


                                   ARTICLE 6

     6. Representations and Warranties of Buyer. Except as set forth in the disclosure letter delivered at or prior to the execution hereof by Buyer to the Corporation (the "Buyer Disclosure Letter"), Buyer represents and warrants to the Corporation as of the date of this Agreement as follows:

          6.1. Existence; Good Standing; Corporate Authority; Compliance With Law. Buyer is a corporation duly incorporated, validly existing in good standing under the laws of its state of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation and in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer. Buyer has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither Buyer nor Merger Sub is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer or Merger Sub is a party or is subject, and neither Buyer nor Merger Sub is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, where such default or violation would have a material adverse effect on Buyer. Buyer and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a material adverse effect on Buyer. The copies of Buyer's Certificate of Incorporation and Bylaws previously delivered to the Corporation are true and correct. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia. Merger Sub has not conducted any business or incurred any liabilities other than in connection with the negotiation and execution of this Agreement. Merger Sub has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

          6.2. Authorization, Validity and Effect of Agreements. The sole stockholder of Merger Sub has approved this Agreement. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer and Merger Sub, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Buyer and Merger Sub, enforceable in accordance with their terms.

          6.3.    Capitalization.   The authorized capital stock of Buyer
consists of 50,000,000 shares of Buyer Common Stock and 10,000,000 shares of Preferred Stock, par value $.10 per share. As of June 30, 1994, 20,275,521 shares of Buyer Common Stock were issued and outstanding, 1,743,398 shares of Buyer Common Stock were held in treasury and 200,000 shares of Preferred Stock were issued and outstanding. On or about the date of this Agreement, Buyer will issue approximately 306,550 shares of Buyer Common Stock in connection with an acquisition previously disclosed to the Corporation. The Corporation has no shares of Buyer Common Stock or Preferred Stock reserved for issuance, except that, as of the above-referenced date, an aggregate of 8,891,036 shares of Buyer Common Stock were reserved for issuance pursuant to stock option plans of, or assumed by, Buyer, an aggregate of 230,017 shares of Buyer Common Stock were reserved for issuance pursuant to certain warrants issued or assumed by Buyer and 4,056,437 shares of Buyer Common Stock were reserved for issuance pursuant to the terms of Buyer's 5 3/4% Convertible Subordinated Debentures. Buyer has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter ("Voting Debt"). All such issued and outstanding shares of Buyer Common Stock and Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth in the Buyer Disclosure Letter, or as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments which obligate Buyer or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Buyer or any of its subsidiaries in excess of the reserved share amounts set forth above.

          6.4. Subsidiaries. Buyer owns directly or indirectly each of the outstanding shares of capital stock of each of Buyer's subsidiaries (individually, a "Buyer Subsidiary" and collectively, the "Buyer Subsidiaries"), except as set forth in Buyer Reports (as defined in Section 6.6) filed prior to the date of this Agreement and except shares held by officers and directors of Buyer and Buyer Subsidiaries or agents of Buyer as nominees for the benefit of Buyer or any Buyer Subsidiary. The following information for each Buyer Subsidiary has been previously provided to the Corporation or will be provided in the Buyer Disclosure Letter as applicable: (i) its name and jurisdiction of incorporation; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and
(iv) the names of its directors, officers and managing director.

          6.5. Noncontravention. Except as set forth in the Buyer Disclosure Letter, neither the execution and delivery by Buyer of this Agreement or the Stock Option Agreement, nor the consummation by Buyer of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Buyer; (ii) violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material properties of Buyer under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Contract, to which Buyer is a party, or by which Buyer or any of its properties is bound or affected except with respect to matters which are not material to Buyer; or (iii) other than Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, of which the failure to obtain which would have a material adverse effect on Buyer.

          6.6. Reports; Financial Statements. Buyer has delivered to the Corporation each registration statement, report, proxy statement or information statement prepared by it since September 30, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended September 30, 1993, and (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1993, March 31, 1994 and June 30, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC collectively, the "Buyer Reports"). As of their respective dates, the Buyer Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports

(including any related notes and schedules) fairly presents the consolidated financial position of Buyer and the Buyer Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and of cash flows included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Buyer and the Buyer Subsidiaries for the periods set forth therein (subject, in the case of unaudited balance sheets and statements, to normal year-end adjustments which would not be material in amount or effect), in each case in accordance with the published rules and regulations of the SEC and generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Buyer and the Buyer Subsidiaries at September 30, 1993, including all notes thereto, neither Buyer nor any of the Buyer Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles except liabilities arising in the ordinary course of business since such date.

          6.7. Litigation. Except as disclosed in the Buyer Disclosure Letter, there are no actions, suits or proceedings pending against Buyer or the Buyer Subsidiaries or, to the actual knowledge of the executive officers of Buyer, threatened against Buyer or the Buyer Subsidiaries, at law or in equity, or before or by any federal, state, commission, board, bureau, agency or instrumentality that are reasonably likely to have a material adverse effect on Buyer.

          6.8. Absence of Certain Changes. Except as disclosed in the Buyer Reports filed with the SEC prior to the date hereof and except for changes arising from the public announcement of the transactions contemplated by this Agreement, since September 30, 1993, Buyer has conducted its business only in the ordinary course of such business and there has not been (i) any change in Buyer or any development or combination of developments of which any of its executive officers has actual knowledge which has resulted or is reasonably likely to result in a material adverse effect on Buyer; (ii) except for regular dividends on Buyer's Preferred Stock, any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or
(iii) any material change in its accounting principles, practices or methods.

          6.9. Taxes and Tax Returns. Buyer (i) has timely filed all material federal, state and foreign income, franchise, property, sales, use, payroll and other tax returns and reports required to be filed by it for the years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such filed returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and (iii) has properly accrued all such taxes for periods subsequent to the periods covered by such returns.

          6.10. Proprietary Rights. Buyer and Buyer Subsidiaries own or have the right to use pursuant to lease or license computer software programs, which, in the aggregate, are sufficient and adequate to operate the business of the Buyer Subsidiaries. To the knowledge of the executive officers of Buyer, and except as described in the Buyer Disclosure Letter, Buyer's trademarks, service marks and copyrights do not infringe upon the rights of any third parties, nor have any claims been asserted with respect thereto except for such infringement which would not have a material adverse effect on Buyer.

          6.11. Labor Matters. Buyer is not a party to or bound any collective bargaining agreement. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of Buyer, threatened relating to its business. To the actual knowledge of the executive officers of Buyer, there are not any organizational efforts presently being made or threatened involving employees of Buyer.

          6.12.    No Brokers.   Except as set forth in the Buyer Disclosure
Letter, Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay, and Buyer is not aware of any claim for payment of, any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          6.13. Capital Stock. The shares of Common Stock of Merger Sub are validly issued, fully paid and nonassessable and are owned directly by Buyer, free and clear of all liens, claims and encumbrances. The issuance and delivery by Buyer of shares of Buyer Common Stock in connection with the Merger have been duly and validly authorized by all necessary corporate action on the part of Buyer except for the approval of its shareholders contemplated by this Agreement. The shares of Buyer Common Stock to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and listed on the New York Stock Exchange ("NYSE").


                                   ARTICLE 7

     7.    Covenants.

          7.1. Acquisition Proposals. Prior to the earlier of the Effective Time or the termination of this Agreement, the Corporation agrees (a) that neither the Corporation nor any of the Corporation Subsidiaries, and the Corporation shall direct and use its best efforts to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Corporation Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Corporation or any of the Corporation Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that the Corporation will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.1; and (c) that the Corporation will notify Buyer immediately if any such inquiry or proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Corporation; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Corporation from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal to acquire the Corporation pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors, after consultation with and consideration of the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors to comply with the Corporation's fiduciary duties to stockholders imposed by applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Corporation provides written notice to Buyer to the effect that the Corporation is furnishing information to, or entering into discussions or negotiations with, such person or entity, and
(C) the Corporation keeps Buyer informed, on a current basis, of the status of any such discussions or negotiations (but the Corporation need not inform Buyer of the substance of such discussions or negotiations); and (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Corporation will use reasonable efforts to cause a person provided proprietary information in accordance with the foregoing to enter into a confidentiality agreement.

          7.2. Interim Operations of the Corporation. The Corporation covenants and agrees as to itself and the Corporation Subsidiaries that, from and after the date hereof until the Effective Time (except as Buyer shall otherwise agree or except as otherwise contemplated by this Agreement or the Stock Option Agreement):

          (i) To the extent reasonably practicable taking into account any operational matters that may arise that are attributable to the pendency of the Merger, the business of the Corporation and the Corporation Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Corporation and the Corporation Subsidiaries shall use their commercially reasonable efforts to preserve their business organization intact and maintain their existing relations with customers and suppliers.

          (ii) The Corporation shall not (a) sell, pledge or otherwise transfer, or agree to sell, pledge or otherwise transfer any stock owned by it in any of its subsidiaries; (b) amend its Articles of Incorporation or Bylaws; (c) split, combine or reclassify any outstanding capital stock; (d) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock; or (e) repurchase, redeem or otherwise acquire, or permit any Corporation Subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (iii) Neither the Corporation nor any of the Corporation Subsidiaries shall (a) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or Voting Debt other than Shares issuable pursuant to options outstanding on the date hereof under the Corporation Stock Option Plans, the Warrants and the Stock Option Agreement; (b) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of any other property or assets or encumber any property or assets or incur or modify any indebtedness or other liability other than in the ordinary course of business; (c) authorize capital expenditures other than in the ordinary course of business; (d) make any acquisitions of, or investment in, the assets of or stock of any other person or entity; or (e) make any payment to third parties for goods or services which are not commercially reasonable or on an arm's length basis.

          (iv) Neither the Corporation nor any of the Corporation Subsidiaries shall grant any bonus or pay increase or any severance or termination pay to, or enter into any Employment Agreement with, any director, officers or other employee of the Corporation or any of the Corporation Subsidiaries, except as
(x) may be required to satisfy existing contractual obligations of the Corporation and the Corporation Subsidiaries as of the date hereof which are set forth in the Corporation Disclosure Letter or (y) required by applicable law.

          (v) Except as set forth in the Corporate Disclosure Letter or as may be required to satisfy existing contractual obligations of the Corporation and the Corporation Subsidiaries existing as of the date hereof and the requirements of applicable law, neither the Corporation nor any of the Corporation Subsidiaries shall establish, adopt, enter into, make or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any class of directors, officers or employees or make, or accelerate the vesting of, any grants, awards, benefits or options under any such plans.

          (vi) Neither the Corporation nor any of the Corporation Subsidiaries shall, except in the ordinary and usual course of business and on commercially reasonable terms, modify, amend or terminate any of its Contracts or waive, release or assign any rights or claims.

          (vii) The Corporation shall not change its method of accounting as in effect at June 30, 1994, except as required by changes in generally accepted accounting principles as concurred to by the Corporation's independent auditors. The Corporation will not change its fiscal year.

          (viii) The Corporation shall not take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of the Corporation to exercise any of its rights or perform any of its obligations under the Stock Option Agreement.

          (ix) Neither the Corporation nor any of the Corporation Subsidiaries will authorize or enter into an agreement to do any of the actions referred to in paragraphs (i) through (ix) above unless such agreement is conditioned upon the consent of Buyer.

To the extent that the Corporation seeks approval to take any of the actions referred to in paragraphs (i) through (ix) above, such approval shall not be unreasonably withheld, giving effect however, to Buyer's operational objectives with respect to the Merger.

          7.3. Interim Operations of Buyer. Buyer does not anticipate that the business of Buyer and the Buyer Subsidiaries will be conducted in any manner materially inconsistent with its business in the ordinary and usual course, including the acquisition from time to time of the assets or stock of other businesses.

          7.4. Meeting of Shareholders. The Corporation will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Merger. The Board of Directors of the Corporation shall, except to the extent such Board of Directors determines in good faith is required by fiduciary obligations under applicable law, recommend such approval and the Corporation shall each take all lawful action to solicit such approval. At any such meeting all of the Shares, if any, then owned by Buyer (or as to which Buyer shall have received a proxy) will be voted in favor of the Merger.

          7.5. Filings; Other Action. Subject to the terms and conditions herein provided, the Corporation and Buyer shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; and (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several States and foreign jurisdictions in connection with the execution and delivery of this Agreement, the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things, necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or the Stock Option Agreement, the proper officers and/or directors of Buyer, Merger Sub and the Corporation shall take all such necessary action.

          7.6. Access. Each of the Corporation and Buyer shall afford the other and their respective officers, employees, counsel, accountants and other authorized representatives reasonable access, upon reasonable notice and during normal business hours throughout the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of the Corporation and the Corporation Subsidiaries, on the one hand, and Buyer, on the other hand, and, during such period, each of the Corporation and Buyer shall furnish promptly to Buyer and the Corporation, as the case may be, a copy of each report, schedule and other document filed or received by it pursuant to this
Section 7.6.

          7.7. Publicity. The initial press release shall be a joint press release and thereafter the Corporation and Buyer shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          7.8. Registration Statement. Buyer and the Corporation shall cooperate and promptly prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 ("S-4") under the Securities Act, with respect to Buyer Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the shareholders of the Corporation to approve the Merger (the "Proxy Statement/Prospectus"). The respective parties will use all reasonable efforts to cause the Proxy Statement/Prospectus and the S-4 to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and to cause the S-4 to comply as to form in all material respect with the provisions of the Securities Act and the rules and regulations thereunder. Buyer shall use all reasonable efforts, and the Corporation will cooperate with Buyer, to have the S-4 declared effective by the SEC as promptly as practicable. Buyer shall use its reasonable efforts to obtain, prior to the effective date of the Proxy Statement/Prospectus, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Buyer agrees that the S-4, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Buyer in reliance upon and in conformity with written information concerning the Corporation furnished to Buyer by the Corporation. The Corporation agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus, when the Proxy Statement/Prospectus is mailed to Buyer's stockholders, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Buyer until it has consulted with the Corporation and its counsel. Buyer will advise the Corporation, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests for additional information. The Corporation represents that it meets the Registrant Requirements of Part I.A. of the General Instructions of Form S-3 promulgated under the Securities Act.

          7.9. Listing Application. Buyer shall prepare and submit to the NYSE a listing application covering Buyer Common Stock to be issued in connection with the Merger and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Buyer Common Stock upon official notice of issuance.

          7.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effectuate the Merger.

          7.11. Notification of Certain Matters. The Corporation shall give prompt notice to Buyer of: (a) any notice of, or other communication which becomes known to an executive officer of the Corporation relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Corporation, or any of the Corporation Subsidiaries, subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the businesses of the Corporation and to which the Corporation or one of the Corporation Subsidiaries is a party or is subject; and
(b) any change that results in a material adverse effect on such party. The Corporation shall give prompt notice to Buyer of any notice or other communication from any third party that becomes known to an executive officer of the Corporation alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          7.12. Legal Conditions to Merger. Each party shall, and shall cause each of its subsidiaries to, use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the terms and conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement, the Stock Option Agreement, the Escrow Agreement and the Stockholder Agreements; provided, however, that nothing in this Agreement shall limit the ability of Buyer or the Corporation to exercise any of its rights or perform any of its obligations under the Stock Option Agreement, the Escrow Agreement, the Stockholder Agreements or Section 9(b) of this Agreement. Each party will promptly cooperate with and furnish information to each other party in connection with any such restriction suffered by, or requirement imposed upon, it or any of its subsidiaries in connection with the foregoing.

          7.13. Agreements by Affiliated Shareholders of the Corporation and Buyer.

          (i) At least ten days prior to the date of the meeting of the Corporation's shareholders contemplated by Section 7.4, the Corporation shall deliver to Buyer a list of names and addresses of those persons who were, in the Corporation's reasonable judgment, at the record date for such meeting, "affiliates" of the Corporation within the meaning of Rule 145 (each such person, together with the persons identified below, an "Affiliate") of the rules and regulations promulgated under the Securities Act ("Rule 145"). The Corporation shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which Buyer reasonably identifies (by written notice to the Corporation within five business days after Buyer's receipt of such list) as being a person who may be deemed to be an Affiliate of the Corporation within the meaning of Rule 145; provided, however, that no such person identified by Buyer shall be added to the list of Affiliates of the Corporation if Buyer shall receive from the Corporation, on or before the Effective Time, an opinion of counsel reasonably satisfactory to Buyer to the effect that such person is not an Affiliate. The Corporation shall use all reasonable efforts to deliver or cause to be delivered to Buyer, prior to the Effective Time, from each of the Affiliates of the Corporation identified in the foregoing list (as the same may be supplemented as aforesaid), Affiliates Letters in the form attached hereto as
Exhibit 7.13(i). Buyer and Merger Sub shall be entitled to place legends as specified in such Affiliates Letters on the certificate evidencing any Buyer Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock, consistent with the terms of such Agreements.

          (ii) At the Closing, Buyer will enter into with each of the Affiliates of the Corporation a Registration Rights Agreement in the form attached hereto as Exhibit 7.13(ii).

          7.14.    Employee Benefits.

          (i) Buyer hereby agrees to cause the Surviving Corporation to pay, in accordance with their terms as in effect on the date hereof, all amounts due and payable under the terms of all written employment, severance and termination contracts, agreements, plans, policies and commitments of the Corporation and its subsidiaries with or with respect to its current or former employees, officers and directors as set forth in the Corporation Disclosure Letter (the "Employee Agreements"), which amounts are vested on or prior to the date of this Agreement or which become vested as a result of the transactions contemplated hereby and will cause the Surviving Corporation to assume and continue to honor the terms of such Employee Agreements.

          (ii) Buyer hereby acknowledges that the consummation of the Merger will constitute a "friendly" change of control of the Corporation (to the extent relevant) for all Benefit Plans, Employee Agreements, Corporation Stock Option Plans and other compensation arrangements of the Corporation.

          7.15. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense except as expressly provided herein.

          7.16. Documentation; Registration. Promptly following the Effective Time of the Merger, Buyer shall file a Registration Statement covering the shares of Buyer Common Stock issuable upon the exercise of the assumed Corporation Options. Buyer will use its reasonable efforts to cause such shares to be registered under the Securities Act and to maintain such registration in effect until the exercise or termination of all such Corporation Options.

          7.17. Director and Officer Indemnification. Buyer agrees that all rights to indemnification and advancement of expenses existing in favor of the current and former directors and officers of the Corporation (the "Indemnified Parties") under the provisions existing on the date hereof of the Articles of Incorporation, By-Laws and indemnification agreements of the Corporation shall survive the Effective Date for at least six years thereafter and Buyer agrees to indemnify and advance expenses to the Indemnified Parties to the full extent as would be required or permitted by the Corporation under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of the Corporation. Until the third anniversary of the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect with respect to matters occurring prior to the Effective Time, to the extent available, the policies of directors' and officers' liability insurance currently maintained by the Corporation; provided that the Surviving Corporation may substitute therefor policies containing coverage, terms and conditions which are no less advantageous; provided that in no event shall Buyer or the Surviving Corporation be required to expend more than $500,000 in the aggregate to maintain or procure insurance coverage pursuant hereto and further provided that if Buyer or the Surviving Corporation is unable to obtain the insurance called for by this Section, Buyer or the Surviving Corporation will obtain as much comparable insurance as is available for an aggregate expenditure of $500,000.

          7.18.    Indemnification.

          (i) Notwithstanding any other provisions of this Agreement, subject to the provisions of this Section 7.18 and limited in all cases to the Escrowed Shares and the terms of the Escrow Agreement, the Corporation shall indemnify and hold harmless Buyer and Merger Sub, and their respective parent and subsidiary corporations, heirs, assigns, successors, directors, officers, employees, agents, attorneys, administrators, beneficiaries and executors (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against all losses, claims, counterclaims, obligations, demands, causes of action, choses in action, suits, assessments, common law and statutory penalties, liabilities, costs, damages, punitive and exemplary damages, judgments, interest and expenses (including without limitation fees and disbursements of counsel and expenses incurred in connection with investigating, preparing for, pursuing or defending any pending or threatened litigation, action, claim, proceeding, dispute or investigation (an "Action")) (collectively, "Damages") asserted against or incurred by the Corporation or such Indemnified Parties from or after the date of this Agreement by reason of or arising from any Action now pending or threatened or that may arise following the date hereof, including without limitation any Action arising out of violations or alleged violations of securities laws but excluding any Actions arising out of ordinary course of business transactions, Actions brought by current or former employees with respect to their employment or termination thereof and those Actions set forth in Section 5.8 of the Corporation Disclosure Letter; provided, however, the Corporation or such Indemnified Parties shall be indemnified for Damages arising with respect to those items set forth in Item IV of Section 5.8 of the Corporation Disclosure Letter. Notwithstanding the provisions of this Section 7.18, the Indemnified Parties' rights hereunder shall not limit in any respect any rights the Corporation or any Indemnified Party may have against third persons with respect to any Action, including without limitation rights under insurance policies and contractual rights as an indemnitee. Neither the Corporation, Buyer nor any other Indemnified Party shall have any duty or obligation to pursue any rights against third persons as a precondition to the indemnification provided for in this Section 7.18.

          (ii) Notwithstanding the provisions of Section 7.18(i), Buyer shall not be entitled to deliver notice of indemnification for Damages pursuant to
Section 7.18(i) after the second anniversary of the Effective Time except to the extent provided in the Escrow Agreement.


                                   ARTICLE 8

     8.    Conditions.

          8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

          (i) The Merger shall have been approved in the manner required by law by the holders of the issued and outstanding shares of the Corporation's capital stock entitled to vote thereon.

          (ii) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (iii) None of the parties hereto shall be subject to any order or injunction against the consummation of the transaction contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (iv) The Registration Statement contemplated by Section 7.8 shall have become effective and no stop order with respect thereto shall be in effect.

                                 (v) The Corporation, Buyer and the Escrow Agent
shall have executed and delivered the Escrow Agreement.

          8.2. Conditions to Obligation of the Corporation to Effect the Merger. The obligation of the Corporation to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions: Buyer and Merger Sub shall have performed each agreement contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Effective Time (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities); and the Corporation shall have received a certificate of the President or a Vice President of Buyer, certifying to such effect.

          8.3. Conditions to Obligation of Buyer and Merger Sub to Effect the Merger. The obligation of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

          (i) The Corporation shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Time (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities); and Buyer shall have received a certificate of the President or a Vice President of the Corporation certifying to such effect.

          (ii) If Buyer intends to have the Merger qualify for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, in its sole discretion, Buyer shall have received the opinion of Jackson & Walker, L.L.P., counsel to Buyer, and the Corporation shall have received the opinion of counsel to the Corporation, each dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Buyer, Merger Sub and the Corporation will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                                 ARTICLE 9

     9.    Termination.

          9.1. Termination by Mutual Consent. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Corporation, by the mutual consent of Buyer, Merger Sub and the Corporation.

          9.2. Termination by Either Buyer or the Corporation. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Buyer or the Corporation if (i) the Merger shall not have been consummated by January 31, 1995, or (ii) the approval of the Corporation's stockholders required by Section 8.1(i) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, provided, in the case of a termination pursuant to clause (i) above, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

          9.3.    Termination by the Corporation.   This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by stockholders of the Corporation referred to in Section 8.1(i), by action of the Board of Directors of the Corporation, if (i) the Board of Directors of Buyer shall have withdrawn or modified in a manner adverse to the Corporation its approval or recommendation of this Agreement or the Merger, (ii) the average closing price for Buyer Common Stock on the NYSE Composite Tape for five consecutive business days shall be $22.00 or less, or (iii) there has been a breach by Buyer or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement or the Stock Option Agreement which would have a material adverse effect on Buyer which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Corporation to the party committing such breach.

          9.4. Termination by Buyer. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Buyer, if (i) the Board of Directors of the Corporation shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Merger, or shall have recommended to stockholders of the Corporation an Acquisition Proposal, (ii) any person shall have made an Acquisition Proposal for the Corporation and the conditions specified in Sections 8.1(iii) or 8.3(i) cannot be or are not satisfied on or prior to January 31, 1995 or (iii) there has been a breach by the Corporation of any representation, warranty, covenant or agreement contained in this Agreement or the Stock Option Agreement which would have a material adverse effect on the Corporation which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to the Corporation.

          9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 9, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in Section 9.5(b), Section 7.15 (subject to Section 9.5(b)) and Section
10.6 below, other than the Confidentiality Agreement and except that nothing herein will relieve any party from liability for any breach of this Agreement.

          (b) In the event that any person shall have made an Acquisition Proposal for the Corporation and thereafter the Agreement is terminated by either party (other than pursuant to the breach of this Agreement by Buyer), then the Corporation, if requested by Buyer, shall, subject to the provisions set forth below, promptly, but in no event later than two days after the date of such request, pay Buyer a fee of $2,900,000, which amount shall be payable by wire transfer of same day funds; provided however, that no fee shall be payable to Buyer pursuant to this Section 9.5(b) unless and until (i) any person (other than Buyer) (an "Acquiring Party") has entered into a definitive agreement to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in a transaction or a series of transactions, a majority of the voting power of the outstanding securities of the Corporation or 50% or more of the assets of the Corporation, (ii) there has been executed a definitive agreement with respect to a consolidation, merger or similar transaction between the Corporation and an Acquiring Party in which the stockholders of the Corporation immediately prior to such proposed consolidation, merger or similar transaction do not own securities representing at least 50% of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such proposed consolidation, merger or similar transaction immediately following the consummation thereof, or (iii) an Acquiring Party, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) acquires beneficial ownership or the right to acquire beneficial ownership of 50% of the common stock of the Corporation, whether by tender offer, exchange offer or otherwise (any such transaction described in clauses (i) through (iii) being a "Business Combination"). The Corporation acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Buyer and Merger Sub would not enter into this Agreement; accordingly, if the Corporation fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Buyer or Merger Sub commences a suit which results in a judgment against the Corporation for the fee set forth in this paragraph (b), the non-prevailing party shall pay to the prevailing party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of Boston, N.A. in effect on the date such payment was required to be made.

          9.6. Extension; Waiver. At any time prior to the Effective Time of the Merger, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

     10.    General Provisions.

          10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.12, 7.14, 7.15, 7.16, 7.17, 7.18 and 10.6 and the Agreements
delivered pursuant to this Agreement shall survive this Agreement.

          10.2. Notices. Any notice required to be given hereunder shall be in writing and given by facsimile transmission, overnight courier service, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


          If to the Corporation:

               KnowledgeWare, Inc.
               3340 Peachtree Road, N.E.
               Suite No. 1100
               Atlanta, Georgia 30326
               Attention:  Francis A. Tarkenton, Chairman of the Board
               FAX:  (404) 364-0883


          Copy to:
               Hicks, Maloof & Campbell
               Suite 2200, Marquis Two Tower
               285 Peachtree Center Avenue, N.E.
               Atlanta, Georgia 30303
               Attention:  Maurice N. Maloof
               FAX:  (404) 420-7474


          If to Buyer or Merger Sub:

               8080 N. Central Expressway
               Dallas, Texas  75206
               Attention:  Sterling L. Williams, President
               FAX:  (214) 750-0905

          Copy to:
               8080 N. Central Expressway
               Dallas, Texas  75206
               Attention:  Jeannette P. Meier, Executive Vice President
                           and General Counsel
               FAX:  (214) 750-0905

          Copy to:
               Jackson & Walker, L.L.P.
               901 Main Street, Suite 6000
               Dallas, Texas  75202
               Attention:  Charles D. Maguire, Jr.
               FAX:  (214) 953-5822

or to such other address as any party shall specify by written notice so given. Such notice shall be deemed given and received on the date it is delivered if given by telecopy, overnight courier or hand-delivery or on the fifth business day following the date it is so mailed.

          10.3. Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Sections 7.12, 7.14, 7.15, 7.16, 7.17, 7.18 and 10.6 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.4. Entire Agreement. This Agreement, the Stock Option Agreement, the Escrow Agreement, the Confidentiality Agreement, the Exhibits, Disclosure Letters and other documents and agreements among the parties hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, among the parties with respect thereto, including without limitation any oral or written understandings or commitments with respect to loans, advances or guaranties from or by Buyer or severance or other employment arrangements with respect to employees of the Corporation. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          10.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Corporation but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          10.6.    Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws; provided, however, the Merger of Merger Sub into the Corporation shall be governed by the laws of the State of Georgia.

          10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          10.8.    Headings.   Headings of the Articles and Sections of this
Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

          10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          10.11. Incorporation of Exhibits and Disclosure Letters. All Exhibits and Disclosure Letters attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.12. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

          10.13. Obligation of Buyer. Buyer shall cause Merger Sub to perform each of its duties and obligations under this Agreement.


                        [page intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.

                                 THE CORPORATION:

                                 KNOWLEDGEWARE, INC., a Georgia corporation



                                 By:_____________________________________
                                    Francis A. Tarkenton, Chairman of the Board
                                    and Chief Executive Officer


                                 BUYER:

                                 STERLING SOFTWARE, INC., a
                                  Delaware corporation


                                 By:_____________________________________
                                    Sterling L. Williams,
                                    President


                                 MERGER SUB:

                                 SSI CORPORATION, a Georgia corporation


                                 By:_____________________________________
                                    Sterling L. Williams,
                                    President

                                  EXHIBIT 2.1


     (i) Paragraph (b) of Article 4 of the Corporation's Restated Articles of Incorporation shall be amended and restated to read in its entirety as follows:

          "(b) The total number of shares of stock which the Corporation shall have authority to issue is Eleven Thousand (11,000) shares, consisting of Ten Thousand (10,000) shares of Common Stock, having a par value of $.10 per share, and One Thousand (1,000) shares of Preferred Stock, having a par value of $.10 per share."

     (ii) Article 8 of the Corporation's Restated Articles of Incorporation shall be deleted in their entirety, and all subsequent Articles (except as provided herein) and cross-references thereto shall be deemed renumbered accordingly.

     (iii) Article 9 of the Corporation's Restated Articles of Incorporation (to be renumbered Article 7 pursuant to the amendments to be effected hereby) shall be amended and restated to read in its entirety as follows:

                                       "7

          The number of directors of the Corporation shall be determined in accordance with the Bylaws of the Corporation."

                                  EXHIBIT 4.4

                                ESCROW AGREEMENT

  This Escrow Agreement ("Agreement"), dated as of      , 1994, among Sterling
Software, Inc., a Delaware corporation ("Sterling"), KnowledgeWare, Inc., a Georgia corporation ("KnowledgeWare"), The First National Bank of Boston (the
"Agent") and       as representative (the "Representative"),

                              W I T N E S S E T H:

  WHEREAS, Sterling, SSI Corporation, a Georgia corporation and wholly owned subsidiary of Sterling ("Newco"), and KnowledgeWare are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994 to be effective as of July 31, 1994 (the "Merger Agreement") pursuant to which Newco will merge with and into KnowledgeWare; and

  WHEREAS, pursuant to the Merger Agreement, Sterling is entitled to indemnification under certain circumstances as set forth in the Merger Agreement; and

  WHEREAS, the purpose of this Agreement is to provide for the deposit of shares of common stock, par value $0.10 per share, of Sterling ("Buyer Common Stock") pursuant to the Merger Agreement to satisfy the rights of Sterling to be indemnified under Section 7.18 of the Merger Agreement and to provide for the distribution, if applicable, of any shares of Buyer Common Stock to persons who as of the Effective Time (as defined in the Merger Agreement) were holders of record ("Record Holders") of issued and outstanding Shares (as defined in the Merger Agreement);

  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1. Definitions. As used in this Agreement, all capitalized terms not defined herein shall have the meanings attributed to such terms in the Merger Agreement.

  2. Appointment of Agent and Representative.

  (a) Sterling and KnowledgeWare hereby appoint the Agent as escrow agent for the purposes set forth herein and the Agent hereby accepts such appointment on the terms herein provided.

  (b) The Representative is hereby appointed as agent and representative of the Record Holders for the purposes set forth herein and the Representative accepts such appointment on the terms herein provided.

  3. Escrowed Shares.

  (a) For the purposes herein set forth, Sterling has caused to be deposited
with the Agent     shares of Buyer Common Stock (the "Escrowed Shares"). If
during the term of this Agreement there is declared a stock dividend or stock split, all securities thereby issuable with respect to the Escrowed Shares shall be deposited hereunder and shall be deemed "Escrowed Shares" for the purposes of this Agreement. If during the term of this Agreement there is paid any dividends (within the meaning of Section 301(c)(1) of the Code) in cash or other property in respect of the Escrowed Shares, such dividends shall be paid by the Agent to the Record Holders, pro rata, except that any such dividends paid in respect of Escrowed Shares as to which a claim exists pursuant to a Sterling Notice shall constitute and be deemed part of such Escrowed Shares for purposes of this Agreement. If during the term of this Agreement there is any other distribution which does not constitute a dividend (within the meaning of Section 301(c)(1) of the Code) in cash or other property in respect of the Escrowed Shares, such distribution shall be retained by the Agent and shall constitute part of the "Escrowed Shares" for purposes of this Agreement. The Escrowed Shares shall be held and disbursed by the Agent in accordance with the terms of this Agreement.

  (b) The Escrowed Shares held by the Agent pursuant to this Agreement shall be deemed issued and outstanding. With respect to any matter on which stockholders of Sterling have a right to vote, the Agent, on behalf of the Record Holders, shall have the right to vote, or not vote, all Escrowed Shares (or any portion thereof) in such manner as it deems appropriate as agent for the Record Holders; provided that, at Sterling's expense, the Agent shall promptly forward, or cause to be forwarded, copies of any proxies, proxy statements and other soliciting materials to the Record Holders, and shall vote the applicable portion of the Escrowed Shares in accordance with any written instructions timely received by the Agent from any Record Holder.

  (c) The Record Holders' interest in this Agreement and the Escrowed Shares (prior to the disbursement thereof) may not be transferred except by operation of law.

  4. Application of Escrow Deposit. The Escrowed Shares shall be held in escrow under the terms of this Agreement and released by the Agent upon the following terms:

    (a) Upon joint written notice and instruction from Sterling and the Representative that the Escrowed Shares, or any portion thereof, should be disbursed, the Agent shall make such disbursement in accordance with the directions set forth in such joint written notice and instruction.

    (b) If at any time, or from time to time, before the second anniversary of the Effective Time, Sterling delivers to the Agent written notice (a "Sterling Notice") asserting that Sterling is entitled to indemnification as set forth in Section 7.18 of the Merger Agreement, which Sterling Notice shall state the basis and amount of such claim, then the Agent shall disburse, on the twentieth business day following receipt of the Sterling Notice, all or such portion of the Escrowed Shares to Sterling as specified in the Sterling Notice; provided that if the Agent receives written notice from the Representative prior to such twentieth business day that a dispute exists with respect to the claims made in the Sterling Notice (a "Dispute Notice"), which Dispute Notice shall state the basis of such dispute, the Agent shall continue to hold the Escrowed Shares (but shall disburse to Sterling any portion of such Escrowed Shares as to which no dispute exists) until directed otherwise pursuant to paragraph (a) above or (c) below.

    (c) If the Agent timely receives a Dispute Notice, the Agent shall retain the Escrowed Shares subject of the Sterling Notice until the first to occur of the following:

      (i) receipt by the Agent of a joint written instructions from Sterling and the Representative, in which case the Agent shall disburse the Escrowed Shares (or applicable portions thereof) as set forth in such joint written instructions; or

      (ii) receipt by the Agent of a written notice from either Sterling or the Representative (a "Litigation Certificate") to the effect that such person(s) has received a final non-appealable judgment or order from a court of competent jurisdiction (and attaching a copy of such judgment or order) resolving the dispute as to the disbursement of the subject Escrowed Shares setting forth in reasonable detail the substance of such judgment and instructions as to the resulting disbursement of the Escrowed Shares (or applicable portions thereof), in which case the Agent shall make such disbursement (or portions thereof) on the twentieth business day following receipt of the Litigation Certificate; provided that if Sterling or the Representative delivers to the Agent a certificate prior to such twentieth business day disputing the contents of the Litigation Certificate (the "Countervailing Certificate"), then the Agent, on the twentieth business day following receipt of the Countervailing Certificate, shall interplead the subject Escrowed Shares into, or file a declaratory judgment action with, a court of competent jurisdiction to determine the rights of the parties to the Escrowed Shares, unless prior to such twentieth business day the Agent receives a joint written instruction pursuant to paragraph (c)(i) above.

    (d) If, on the second anniversary of the Effective Time, there are Escrowed Shares remaining undisbursed and not the subject of a Sterling Notice or a Contingent Claim Notice (defined below), the

  Agent shall disburse such Escrowed Shares to the Record Holders pro rata in accordance with their relative record ownership of Shares issued and outstanding as of the Effective Time.

    (e) If, within 30 days prior to the second anniversary of the Effective Time, Sterling, in its reasonable good faith judgment, believes that there exist one or more Actions with respect to which Sterling would be entitled to indemnification for Damages incurred subsequent to the second anniversary of the Effective Time (each a "Contingent Claim" and collectively, "Contingent Claims"), Sterling may give the Agent written notice (a "Contingent Claim Notice") of such Contingent Claims, which Contingent Claim Notice shall state the basis of the Contingent Claims and Sterling's reasonable good faith estimate of the maximum amount of Damages for which it would be entitled to indemnification with respect thereto. In the event a Contingent Claim Notice is delivered, a number of Escrowed Shares equal to the aggregate amount of such estimated Damages divided by the most recently reported closing sales price of Buyer Common Stock shall remain subject to this Agreement, and this Agreement shall remain in effect; provided that, with respect to any Contingent Claim which has not been resolved on or prior to the fourth anniversary of the Effective Time, any Escrowed Shares attributable to such Contingent Claim and not disbursed shall be disbursed to the Record Holders pro rata in accordance with their relative record ownership of Shares issued and outstanding as of the Effective Time unless, as of the fourth anniversary of the Effective Time, such Contingent Claim is then subject to litigation or binding arbitration proceedings, in which case such Escrowed Shares shall remain subject to this Agreement, and this Agreement shall remain in effect, until the final, nonappealable resolution of such proceedings.

    (f) Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued and any person who would otherwise be entitled to receive a fractional share will be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Agent, within ten business days following the date the disbursement of such fractional share would have been made, on behalf of all such persons of the aggregate fractional shares of Buyer Common Stock that such persons would be entitled to receive but for this paragraph (f).

    (g) In determining the number of shares to be disbursed in respect of Damages, the number of shares of Buyer Common Stock to be disbursed shall be determined by dividing the amount of Damages with respect to which Sterling is entitled to be indemnified by the most recently reported closing sale price of the Buyer Common Stock.

  5. Communications with Representative.

  (a) Within a reasonable time following receipt of notice of an Action for which Sterling believes it is entitled to indemnification, Sterling shall give the Representative written notice of such Action.

  (b) Within a reasonable time following the end of each calendar quarter while this Agreement is in effect, Sterling shall deliver to the Representative a written summary of the status of each Action with respect to which Sterling is seeking indemnification.

  (c) At least ten (10) days prior to settling any Action with respect to which Sterling is seeking indemnification, Sterling shall give the Representative written notice thereof, which notice shall describe the material terms of such settlement.

  6. Liability of the Agent. The duties of the Agent hereunder shall be limited to the observance of the express provisions of this Agreement. The Agent shall not be subject to, or be obliged to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth or provided for herein. The Agent shall not make any disposition of Escrowed Shares which is not expressly authorized by this Agreement. The Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement which it in good faith believes to be genuine and in conformity with the requirements of this Agreement. Except as expressly provided in this Agreement, the Agent shall have no duty to determine or inquire into the happening or occurrence of any event. Anything in this Agreement to the contrary notwithstanding, the Agent shall not be liable to any person for anything which it may do or refrain from doing in connection with this Agreement, unless the Agent is guilty of gross negligence or willful misconduct.

  7. Duties of the Agent.

  (a) The Agent shall hold the Escrowed Shares, or portions thereof, as set forth herein.

  (b) The Agent shall have no authority or obligation to invest funds except as herein provided.

  (c) Promptly following receipt by the Agent of any certificate or notice (i) from Sterling or the Representative pursuant to Section 4, the Agent shall promptly provide a copy thereof to the other and (ii) from any Record Holder pursuant to Section 13, the Agent shall promptly provide a copy thereof to Sterling and the Representative.

  8. Indemnification of the Agent.

  (a) Sterling and KnowledgeWare (solely to the extent of the Escrowed Shares) each shall severally indemnify and hold the Agent, its employees, officers, agents, successors and assigns harmless from and against any and all loss, cost, damages or expenses (including reasonable attorneys' fees) it or they may sustain by reason of the Agent's service as escrow agent hereunder, except such a loss, cost, damage or expense (including reasonable attorneys' fees) incurred by reason of such acts or omissions for which the Agent is liable or responsible under the provisions of Section 6 hereof.

  (b) The Agent is hereby given a prior lien on all rights, titles and interests of Sterling and the Record Holders in the Escrowed Shares, including any property or cash (or cash equivalent) arising therefrom, in order to protect, indemnify and reimburse the Agent for the costs, expenses, fees and liabilities to which it is entitled pursuant to Section 8(a) above.

  9. Fees of the Agent. The Agent's compensation for services hereunder shall be in accordance with Exhibit A. In the event extraordinary services are required of the Agent beyond the services described herein, compensation shall be an amount that is fair and equitable based upon the services and responsibility involved. Sterling shall pay the fees and expenses of the Agent for serving as escrow agent.

  10. Resignation of the Agent. The Agent may resign as escrow agent by giving each of Sterling and the Representative not less than 30 days' written notice of the effective date of such resignation. Sterling shall have the right to designate a substitute escrow agent, provided it is reasonably acceptable to the Representative. If on or prior to the effective date of such resignation, the Agent has not received written instructions from Sterling of a substitute escrow agent, it shall thereupon deposit the Escrowed Shares into the registry of a court of competent jurisdiction. The parties hereto intend that a substitute escrow agent shall be appointed to fulfill the duties of the Agent hereunder for the remaining term of this Agreement in the event of the Agent's resignation.

  11. Remedies of the Agent.

  (a) In the event of any dispute hereunder, or if conflicting demands or notices are made upon the Agent, or in the event the Agent in good faith is in doubt as to what action it should take hereunder, the Agent shall have the right to (i) stop all further proceedings in, and performance of, this Agreement and instructions received hereunder, and/or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all persons involved to interplead and litigate in such court their several claims and rights with respect to the Escrowed Shares.

  (b) While any legal proceeding arising out of this Agreement is pending, the Agent shall have the right to stop all further proceedings in, and performance of, this Agreement and instructions received hereunder until all differences shall have been resolved by agreement or a final order.

    (c) The Agent may from time to time consult with legal counsel of its own choosing in the event of any disagreement, controversy, question or doubt as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. Any such fees and expenses of such legal counsel shall be considered part of the fees and expenses of the Agent for the purposes of
  Section 9 of this Agreement.

  12. Responsibilities of the Representative.

    (a) The Representative is an attorney who has been designated by the Board of Directors of KnowledgeWare with the consent of Sterling in its reasonable discretion. The duties of the Representative hereunder shall be limited to the observance of the express provisions of this Agreement. The Representative shall not be subject to, or be obliged to recognize, any other agreement between the parties hereto or directions or instructions not specifically set forth or provided for herein. Anything in this Agreement to the contrary notwithstanding, the Representative shall not be liable to any Record Holder or any other person for anything which it may do or refrain from doing in connection with this Agreement, unless the Representative is guilty of willful misconduct.

    (b) The Representative and its successors and assigns shall be indemnified and held harmless, out of the Escrowed Shares, from and against any and all loss, cost, damages or expenses (including reasonable attorneys' fees) it or they may sustain by reason of the Representative's services as representative hereunder, except such loss, cost, damage or expense (including reasonable attorneys' fees) incurred by reason of such acts or omissions for which the Representative is responsible pursuant to paragraph (a) above.

    (c) The Representative's compensation for services hereunder shall be at his normal hourly rate. The fees and reasonable expenses of the Representative shall be paid out of the Escrowed Shares on a timely basis upon presentation of invoices to the Agent.

  13. Resignation or Removal of the Representative. The Representative may resign as representative by giving Sterling, the Agent and each of the Record Holders not less than 30 days' written notice of the effective date of such resignation. Record Holders who as of the Effective Time owned of record at least 51% of the issued and outstanding Shares may, by delivering written notice to Sterling, the Agent and the Representative, remove the Representative with or without cause. Prior to the effective date of such resignation or removal, Record Holders who as of the Effective Time owned of record at least 51% of the issued and outstanding Shares may deliver to Sterling and the Agent a written designation of a substitute representative who shall be acceptable to Sterling in its reasonable discretion. If no designation is made, the Representative shall appoint a substitute representative, provided such substitute representative is reasonably acceptable to Sterling.

  14. Miscellaneous.

    (a) Any notice or communication hereunder to Sterling, the Representative or the Agent must be in writing and given by overnight courier, depositing the same in the United States mail, addressed to the person to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is received if sent by overnight courier or hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses shall be:

If to Sterling:     Sterling Software, Inc.
                    8080 North Central Expressway
                    Suite 1100
                    Dallas, Texas 75206
                    Attn: General Counsel
with a copy to:     Jackson & Walker, L.L.P.
                    901 Main Street, Suite 6000
                    Dallas, Texas 75202
                    Attn: Charles D. Maguire, Jr.

If to the Representative:

If to the Agent:    The First National Bank of Boston
                    Blue Hills Office Park
                    150 Royal Street
                    Canton, MA 02021
                    Attention:

Any notice or communication hereunder to a Record Holder must be in writing and given by depositing the same in the United States mail, addressed to the Record Holder as reflected on the records of the transfer agent for the Shares as of the Effective Time, which notice shall be deemed received on the fifth business day following the date on which it is so mailed. Any party or Record Holder may change its address for notice by written notice given to the other parties in accordance with this Section. In cases where Sterling and the Representative may give joint written notice or instructions to the Agent, such notice may be given by separate instruments of similar tenor.

  (b) This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Sterling, the Representative and the Agent; provided that this Agreement may not be amended in a manner that would materially and adversely affect the rights or benefits of the Record Holders without the written consent of Record Holders who as of the Effective Time owned of record at least 51% of the issued and outstanding Shares.

  (c) This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  (d) This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

  (e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be executed as of the day and year first above written.

                                          STERLING:

                                          STERLING SOFTWARE, INC.

                                          By: _________________________________

                                          Its: ________________________________

                                          AGENT:

                                          THE FIRST NATIONAL BANK OF BOSTON

                                          By: _________________________________

                                          Its: ________________________________

                                          REPRESENTATIVE:

                                          _____________________________________

                                                                       EXHIBIT A

SCHEDULE OF FEES
- - --------------------------------------------------------------------------------

                                EXHIBIT 7.13(I)

                            FORM OF AFFILIATE LETTER

Sterling Software, Inc.
8080 N. Central Expressway, Suite 1100
Dallas, Texas 75206

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of KnowledgeWare, Inc, a Georgia corporation (the "Corporation"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994 to be effective as of July 31, 1994 (the "Merger Agreement") among Sterling Software, Inc., a Delaware corporation (the "Buyer"), SSI Corporation, a Georgia corporation ("Merger Sub"), and the Corporation, Merger Sub will be merged with and into the Corporation (the "Merger").

  As a result of the Merger, I may receive shares of common stock, par value $.10 per share, of the Buyer (the "Buyer Securities") in exchange for shares owned by me of common stock, no par value, of the Corporation (the "Shares").

  I represent, warrant and covenant to the Buyer that in the event I receive any Buyer Securities as a result of the Merger:

    A. I shall not make any sale, transfer or other disposition of the Buyer Securities in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Securities to the extent I felt necessary, with my counsel or counsel for the Corporation.

    C. I have been advised that the issuance of Buyer Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Corporation, I may be deemed to have been an affiliate of the Corporation and the distribution by me of the Buyer Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Buyer Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. I understand that the Buyer is under no obligation to register the sale, transfer or other disposition of the Buyer Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available except, as applicable, as set forth in the Merger Agreement.

    E. I also understand that stop transfer instructions will be given to the Buyer's transfer agent with respect to the Buyer Securities and that there will be placed on the certificates for the Buyer Securities issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
    TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT

    DATED     , 1994 BETWEEN THE REGISTERED HOLDER HEREOF AND STERLING
    SOFTWARE, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF KNOWLEDGEWARE, INC.

    F. I also understand that unless the transfer by me of my Buyer Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Buyer reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Corporation as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                                       (Signature)

                                          _____________________________________
                                                     (Printed Name)

                                EXHIBIT 7.13(II)

                         REGISTRATION RIGHTS AGREEMENT

  This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is dated as of    ,
1994 by and among Sterling Software, Inc., a Delaware corporation (the "Buyer"), and the former stockholders of KnowledgeWare, Inc., a Georgia corporation (the "Corporation"), listed on the signature page hereto (the "Stockholders").

  WHEREAS, the Buyer, SSI Corporation, a Georgia corporation and a wholly owned subsidiary of the Buyer ("Merger Sub") and the Corporation entered into an Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994 to be effective as of July 31 (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement); and

  WHEREAS, Section 7.13 of the Merger Agreement contemplates that Buyer will enter into this Agreement; and

  WHEREAS, certain of the Stockholders executed Amended and Restated Stockholders Agreements (the "Stockholder Agreements") dated as of August 31, 1994 providing that such Stockholders would vote in favor of the transactions contemplated by the Merger Agreement, and to induce such Stockholders to enter into the Stockholders Agreement, the Buyer has agreed to grant such Stockholders certain registration rights as set forth herein;

  NOW THEREFORE, in consideration of the foregoing and the covenants set forth herein, in the Merger Agreement and the Stockholders Agreements, the Stockholder and Buyer agree as follows:

  1. REGISTRATION RIGHTS. The Buyer shall prepare and file a registration statement (on an appropriate form) under the Securities Act to permit the sale or other disposition, on a delayed or continuous basis, of any or all shares of Buyer Common Stock that have been acquired by or are issuable to the Stockholders with respect to the Shares and the Corporation Options (if such Stockholder is not otherwise able to sell such shares free from restriction under the federal securities laws). The Buyer shall use its reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable following the filing thereof, and to obtain all consents or waivers of other parties which are required thereof and to keep such registration statement effective for such period as may be reasonably necessary to effect such sale or other disposition; provided, however, Buyer shall not be obligated to keep such registration statement effective after such time as all Stockholders are eligible to sell their shares of Buyer Common Stock pursuant to Rule 144 or 145 under the Securities Act without being subject to volume resale limitations; and provided, further, the Buyer shall not be required to prepare audited financial statements (other than annual audited financial statements) in order to maintain the effectiveness of the registration statement. In connection with any sale by any Stockholder of Buyer Common Stock pursuant to such registration statement, such Stockholder must give and the Buyer must receive written notice of such Stockholder's intention to make such a sale no less than two (2) nor more than twenty (20) business days prior to the date of the proposed sale, which notice shall include the number of shares proposed to be sold, the proposed plan of distribution and the time period during the thirty (30) days following the date of such notice during which the shares may be sold (the "Sale Period"), and such Stockholder shall not, during any Sale Period, deliver any prospectus that is part of such registration statement during any period of time when, but only so long as, the Buyer gives such Stockholder written notice (a "Delay Notice") that the Buyer is in possession of material non-public information that, in the exercise of its reasonable judgement, would be required to be disclosed in such registration statement in order to comply with the Securities Act and the rules and regulations of the SEC thereunder; provided that the Buyer shall promptly provide written notice to such Stockholder when such delay is no longer applicable; provided further that no stockholder shall be so prevented from selling such Buyer Common Stock for a period longer than ninety (90) consecutive days (a "Delay Period") following receipt of a Delay Notice and any two Delay Periods must be at least fifteen (15) days apart.

  2. INDEMNIFICATION; CONTRIBUTION.

  (a) Indemnification by the Buyer. The Buyer agrees to indemnify and hold harmless each Stockholder, its officers, directors, agents, employees, representatives and each person or entity who controls such Stockholder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, any amendment or supplement thereto, any prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same arise out of or are based upon any such untrue statement or omission contained in any information furnished in writing to the Buyer by such Stockholder for use in the preparation thereof. In connection with an underwritten offering, the Buyer will indemnify the underwriters thereof, their officers and directors and each person who controls such underwriters (within the meaning of the Securities
Act) to the same extent as provided above with respect to the indemnification of the Stockholders.

  (b) Indemnification by Stockholders. In connection with any registration statement in which a Stockholder is participating, each such Stockholder will furnish to the Buyer in writing such information with respect to the name and address of such Stockholder, the amount of Buyer Common Stock held by such Stockholder and the nature of such holdings, and such other information as is required by the Buyer for use in connection with any such registration statement or prospectus and agrees to indemnify and hold harmless the Buyer, its directors, officers, agents, employees, representatives and each person or entity who controls the Buyer (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, any amendment or supplement thereto, any prospectus or preliminary prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement is contained in or omission arises from any information furnished in writing by such Stockholder for use in the preparation thereof. In no event shall the liability of any selling Stockholder of Buyer Common Stock hereunder be greater in amount than the dollar amount of the proceeds received by such Stockholder upon the sale of the Buyer Common Stock giving rise to such indemnification obligation.

  (c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such person will claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party (i) a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim or (ii) the named parties to any such action, suit, proceeding or investigation (including any impleaded parties) include both an indemnifying party and an indemnified party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of one additional counsel.

  (d) Contribution. If the indemnification provided for in this Section 2 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any statement of a material fact or omission or alleged omission to state a material fact has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 2(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2(d), no selling Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Buyer Common Stock of such selling Stockholder were offered to the public exceeds the amount of any damages which such selling Stockholder has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

  If indemnification is available under this Section 2, the indemnifying parties shall indemnify each indemnified party to the full extent provided in
Section 2(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2(d).

  3. MISCELLANEOUS.

  (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the exercise of registration rights granted hereunder, including fees and expenses of its own counsel.

  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including other documents and instruments referred to herein or therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a governmental entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

  (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) Notices. All notices and other communications hereunder shall be in writing and shall be given by overnight courier, by delivering the same in person, by telecopy (with confirmation) or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to the Buyer to:

            Sterling Software, Inc.
            8080 N. Central Expressway, Suite 1100
            Dallas, Texas 75206
            Telecopier No.: (214) 750-0905
            Attention: President

   with a copy to:

            Jackson & Walker, L.L.P.
            901 Main Street, Suite 6000
            Dallas, Texas 75202
            Telecopier No.: (214) 953-5822
            Attention: Charles D. Maguire, Jr.

  If to the Stockholder to:

            Such address as appears on the signature page hereof

Such notice shall be deemed delivered and received on the date on which it is received if sent by overnight courier, hand-delivered or telecopy, or on the fifth business day following the date on which it is so mailed.

  (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto.

  (i) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Stockholders and the Buyer have caused this Registration Rights Agreement to be signed, all as of the date first written above.

                                          BUYER:

                                          STERLING SOFTWARE, INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

Address for Notice:          STOCKHOLDERS: